EXHIBIT (k)(4)



==============================================================================

                            AUCTION AGENT AGREEMENT

                                    between

                      MUNIYIELD PENNSYLVANIA INSURED FUND

                                      and

                             THE BANK OF NEW YORK

                      Dated as of                 , 2004

                                  Relating to

                        AUCTION MARKET PREFERRED SHARES

                                   ("AMPS"),

                                   Series C

                                      of

                      MUNIYIELD PENNSYLVANIA INSURED FUND


==============================================================================

      THIS AUCTION AGENT AGREEMENT, dated as of                 , 2004, is
between MUNIYIELD PENNSYLVANIA INSURED FUND, a Massachusetts business trust (the "Trust"), and THE BANK OF NEW YORK, a New York banking corporation.

      The Trust proposes to duly authorize and issue 560 shares of Auction Market Preferred Shares, Series C ("Series C AMPS") with a par value of $.05 per share and a liquidation preference of $25,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared), pursuant to the Trust's Certificate of Designation (as defined below). The Series C AMPS are sometimes referred to as the "AMPS." A separate Auction (as defined below) will be conducted for the AMPS and any other series of AMPS of the Trust. The Trust desires that The Bank of New York perform certain duties as agent in connection with each Auction of AMPS (in such capacity, the "Auction Agent"), and as the transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the AMPS (in such capacity, the "Paying Agent"), upon the terms and conditions of this Agreement, and the Trust hereby appoints The Bank of New York as said Auction Agent and Paying Agent in accordance with those terms and conditions (hereinafter generally referred to as the "Auction Agent," except in Sections 3 and 4 below).

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Trust and the Auction Agent agree as follows:

I.    DEFINITIONS AND RULES OF CONSTRUCTION.

      1.1.  Terms Defined by Reference to Certificate of Designation.

Capitalized terms not defined herein shall have the respective meanings specified in the Certificate of Designation.

      1.2.  Terms Defined Herein.

As used herein and in the Settlement Procedures (as defined below), the following terms shall have the following meanings, unless the context otherwise requires:

            (a) "Affiliate" shall mean any Person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, made known to the Auction Agent to be controlled by, in control of, or under common control with, the Trust or its successors.

            (b) "Agent Member" of any Person shall mean such Person's agent member of the Securities Depository that will act on behalf of a Bidder.

            (c) "Auction" shall have the meaning specified in Section 2.1 hereof.

            (d) "Auction Agent Acceptance Fee" means an acceptance fee as set forth in a written agreement between the Auction Agent and the Trust.

            (e) "Auction Agent Fee" means the fees, other than the Auction Agent Acceptance Fee, set forth in a written agreement signed by the Auction Agent and the Trust.

            (f) "Auction Procedures" shall mean the Auction Procedures that are set forth in Paragraph [10] of the Certificate of Designation.

            (g) "Authorized Officer" shall mean each Vice President, Assistant Vice President, and Assistant Treasurer of the Auction Agent assigned to the Dealing and Trading Group of its Corporate Trust Department, and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a written communication to the Trust.

            (h) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a Broker-Dealer substantially in the form attached hereto as Exhibit A.

            (i) "Certificate of Designation" shall mean the Certificate of Designation of the Trust, establishing the powers, preferences and rights of the AMPS, filed on August 24, 1992 in the Office of the Secretary of State of The Commonwealth of Massachusetts.

            (j) "Trust Officer" shall mean the Chairman and Chief Executive Officer, the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Secretary and each Assistant Treasurer of the Trust and every other officer or employee of the Trust designated as a "Trust Officer" for purposes hereof in a written notice from the Trust to the Auction Agent.

            (k) "Holder" shall be a holder of record of one or more AMPS, listed as such in the share register maintained by the Paying Agent pursuant to Section 4.6 hereof.

            (l) "Settlement Procedures" shall mean the Settlement Procedures attached as Exhibit A to the Broker-Dealer Agreement.

      1.3.  Rules of Construction.

Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

            (a) Words importing the singular number shall include the plural number and vice versa.

            (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

            (c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

            (d) All references herein to a particular time of day shall be to Eastern Standard Time.

II.   THE AUCTION.

      2.1.  Purpose; Incorporation by Reference of Auction
            Procedures and Settlement Procedures.

            (a) The Certificate of Designation provides that the Applicable Rate on Series C AMPS for each Dividend Period therefor after the Initial Dividend Period shall be the rate per annum that a commercial bank, trust company or other financial institution appointed by the Trust advises results from implementation of the Auction Procedures. The Board of Trustees of the Trust has adopted a resolution appointing The Bank of New York as Auction Agent for purposes of the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for the AMPS for the next Dividend Period therefor. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

            (b) All of the provisions contained in the Auction Procedures and in the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were set forth fully herein. In the case of any conflict between the terms of any document incorporated herein by reference and the terms hereof, the Auction Agent is, subject to its obligations as set forth in
            Section 6.1, authorized to perform its duties according to the terms hereof, and shall have no liability for so doing.

      2.2. Preparation for Each Auction; Maintenance of Registry of Existing Holders.

            (a) As of the date hereof, the Trust shall provide the Auction Agent with a list of the Broker-Dealers and shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by each such Broker-Dealer. The Auction Agent shall keep a list of Broker-Dealers with whom it has signed such Broker-Dealer Agreements, and shall endeavor to keep such list current and accurate and shall indicate thereon, or on a separate list, the identity of each Existing Holder, if any, whose most recent Order was submitted by a Broker-Dealer on such list and resulted in such Existing Holder continuing to hold or purchasing AMPS. Not later than five Business Days prior to any Auction Date for which any change in such list of Broker-Dealers is to be effective, the Trust shall notify the Auction Agent in writing of such change and, if any such change is the addition of a Broker-Dealer to such list, the Trust shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer. The Auction Agent shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

            (b) In the event that the Auction Date for any Auction shall be changed after the Auction Agent shall have given the notice referred to in clause (vii) of Paragraph (a) of the Settlement Procedures, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to the Broker-Dealers not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date.

            (c) The provisions contained in paragraph 2 of the Certificate of Designation concerning Special Dividend Periods and the notification of a Special Dividend Period will be followed by the Trust and, to the extent applicable, the Auction Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

            (d) (i) On each Auction Date, the Auction Agent shall determine the Reference Rate and the Maximum Applicable Rate. If the rate obtained by the Auction Agent is not quoted on an interest or discount basis, the Auction Agent shall convert the quoted rate to an interest rate after consultation with the Trust as to the method of such conversion. Not later than 9:30 A.M. on each Auction Date, the Auction Agent shall notify the Trust and the Broker-Dealers of the Reference Rate so determined and of the Maximum Applicable Rate.

                  (ii) If the Reference Rate is the applicable LIBOR Rate and such rate is to be based on rates supplied by LIBOR Dealers and one or more of the LIBOR Dealers shall not provide a quotation for the determination of the applicable LIBOR Rate, the Auction Agent promptly shall notify the Trust so that the Trust can determine whether to select a Substitute LIBOR Dealer or Substitute LIBOR Dealers to provide the quotation or quotations not being supplied by any LIBOR Dealer or LIBOR Dealers. The Trust promptly shall advise the Auction Agent of any such selection. If the Trust does not select any such Substitute LIBOR Dealer or Substitute LIBOR Dealers, then the rates shall be supplied by the remaining LIBOR Dealer or LIBOR Dealers.

                  (iii) If, after the date of this Agreement, there is any
            change in the prevailing rating of AMPS by either of the rating agencies (or Substitute Rating Agency or successor rating agency) referred to in the definition of the Maximum Applicable Rate, subject to the provisions of paragraph [12] of the Certificate of Designation, thereby resulting in any change in the corresponding applicable percentage or corresponding applicable spread for the AMPS, as set forth in said definition (the "Percentage or Spread"), the Trust shall notify the Auction Agent in writing of such change in the Percentage or Spread prior to 9:00 A.M. on the Auction Date for AMPS next succeeding such change. The Percentage for the AMPS on the date of this Agreement is as specified in paragraph [10(a)(vii)] of the Articles Supplementary. The Auction Agent shall be entitled to conclusively rely on the last Percentage or Spread of which it has received notice from the Trust (or, in the absence of such notice, the Percentage or Spread set forth in the preceding sentence) in determining the Maximum Applicable Rate as set forth in Section 2.2(d)(i) hereof.

            (e) The Auction Agent shall maintain by series a current registry of the Existing Holders of the AMPS for purposes of each Auction. The Trust shall use its best efforts to provide or cause to be provided to the Auction Agent within ten Business Days following the date of the Closing a list of the initial Existing Holders of AMPS, and the Broker-Dealer of each such Existing Holder through which such Existing Holder purchased such shares. The Auction Agent may conclusively rely upon, as evidence of the identities of the Existing Holders, such list, the results of each Auction and notices from any Existing Holder, the Agent Member of any Existing Holder or the Broker-Dealer of any Existing Holder with respect to such Existing Holder's transfer of any AMPS to another Person.

            (f) In the event of any partial redemption of any AMPS, upon notice by the Trust to the Auction Agent of such partial redemption, the Auction Agent promptly shall request the Securities Depository to notify the Auction Agent of the identities of the Agent Members (and the respective numbers of shares) from the accounts of which shares have been called for redemption and the person or department at such Agent Member to contact regarding such redemption, and at least two Business Days prior to the Auction preceding the date of redemption with respect to such AMPS being partially redeemed, the Auction Agent shall request each Agent Member so identified to disclose to the Auction Agent (upon selection by such Agent Member of the Existing Holders whose shares are to be redeemed) the number of AMPS of each such Existing Holder, if any, to be redeemed by the Trust, provided that the Auction Agent has been furnished with the name and telephone number of a person or department at such Agent Member from which it is to request such information. In the absence of receiving any such information with respect to an Existing Holder, from such Existing Holder's Agent Member or otherwise, the Auction Agent may continue to treat such Existing Holder as having ownership of the number of AMPS shown in the Auction Agent's registry of Existing Holders.

                  (i) The Auction Agent shall register a transfer of the
            ownership of AMPS from an Existing Holder to another Existing Holder, or to another Person if permitted by the Trust, only if
            (A) such transfer is made pursuant to an Auction or (B) if such transfer is made other than pursuant to an Auction, the Auction Agent has been notified of such transfer in writing in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreements, by such Existing Holder or by the Agent Member of such Existing Holder. The Auction Agent is not required to accept any notice of transfer delivered for an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day next preceding the applicable Auction Date. The Auction Agent shall rescind a transfer made on the registry of the Existing Holders of any AMPS if the Auction Agent has been notified in writing, in a notice substantially in the form of Exhibit D to the Broker-Dealer

            Agreement, by the Agent Member or the Broker-Dealer of any Person that (i) purchased any AMPS and the seller failed to deliver such shares or (ii) sold any AMPS and the purchaser failed to make payment to such Person upon delivery to the purchaser of such shares.

            (g) The Auction Agent may, but shall not be obligated, to request that the Broker-Dealers, as set forth in Section 3.2(c) of the Broker-Dealer Agreements, provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are Beneficial Owners of any AMPS. The Auction Agent shall keep confidential any such information and shall not disclose any such information so provided to any Person other than the relevant Broker-Dealer and the Trust; provided, however, that the Auction Agent reserves the right and is authorized to disclose any such information if (i) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (ii) it is advised by its counsel that its failure to do so would be unlawful or (iii) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

      2.3.  Auction Schedule.

      The Auction Agent shall conduct Auctions in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Trust, which consent shall not be withheld unreasonably. The Auction Agent shall give notice of any such change to each Broker-Dealer. Such notice shall be received prior to the first Auction Date on which any such change shall be effective. The Auction Agent will follow The Bond Market Association's Market Practice U.S. Holiday Recommendations for shortened trading days for bond markets (the "BMA Recommendation") unless the Auction Agent is instructed otherwise by the Trust. In the event of a BMA Recommendation on an Auction Date, the Submission Deadline will be 11:30 A.M. instead of 1:00 P.M. and as a result the notice of Auction results will occur at an earlier time.

                Time                                Event
                ----                                -----

      By 9:30 A.M.             Auction Agent advises the Trust and the
                               Broker-Dealers of the Reference Rate and the Maximum Applicable Rate as set forth in Section
                               2.2(d)(i) hereof.

      9:30 A.M. - 1:00 P.M.    Auction Agent assembles information
                               communicated to it by Broker-Dealers as
                               provided in Paragraph 10(c)(i) of the Articles
                               Supplementary.  Submission deadline is 1:00 P.M.

      Not earlier than 1:00    Auction Agent makes determinations pursuant to
      P.M.                     Paragraph 10(d)(i) of the Articles
                               Supplementary.

      By approximately         Auction Agent advises the Trust of the results
      3:00 P.M.                of the Auction as provided in Paragraph
                               10(d)(ii) of the Articles

                               Supplementary.

                               Submitted Bids and Submitted Sell Orders are accepted and rejected in whole or in part and shares of AMPS allocated as provided in Paragraph 10(e) of the Articles Supplementary.

                               Auction Agent gives notice of the Auction results as set forth in Section 2.4 hereof.

      2.4.  Notice of Auction Results.

      On each Auction Date, the Auction Agent shall notify Broker-Dealers of the results of the Auction held on such date by telephone or other mutually acceptable electronic means as set forth in Paragraph (a) of the Settlement Procedures. Unless instructed otherwise in writing by the Trust, the Auction Agent is authorized to release the Applicable Rate determined as a result of the Auction for public dissemination.

      2.5.  Broker-Dealers.

            (a) Not later than 12:00 noon on each Auction Date, the Trust shall pay to the Auction Agent in Federal Funds or similar same-day funds an amount in cash equal to (i) in the case of any Auction Date immediately preceding a 7-Day Dividend Period, the product of (A) a fraction the numerator of which is the number of days in such Dividend Period (calculated by counting the first day of such Dividend Period but excluding the last day thereof) and the denominator of which is 360, times (B) 1/4 of 1%, times (C) $25,000 times (D) the sum of the aggregate number of Outstanding AMPS for which the Auction is conducted and (ii) in the case of any Special Dividend Period, the amount determined by mutual consent of the Trust and the Broker-Dealers pursuant to Section
            3.5 of the Broker-Dealer Agreements. The Auction Agent shall apply such moneys as set forth in Section 3.5 of the Broker-Dealer Agreements and shall thereafter remit to the Trust any remaining funds paid to the Auction Agent pursuant to this Section 2.5(a).

            (b) The Trust may designate an Affiliate or Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as a Broker-Dealer.

            (c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Trust.

            (d) Subject to Section 2.5(b) hereof, the Auction Agent from time to time shall enter into such Broker-Dealer Agreements as the Trust shall request.

            (e) Subject to Section 2.2(a), the Auction Agent shall maintain a list of Broker-Dealers.

      2.6. Ownership of AMPS and Submission of Bids by the Trust and its Affiliates.

      Neither the Trust nor any Affiliate of the Trust may submit any Sell Order or Bid, directly or indirectly, in any Auction, except that an Affiliate of the Trust that is a Broker-Dealer may submit a Sell Order or Bid on behalf of a Beneficial Owner or a Potential Beneficial Owner. The Trust shall notify the Auction Agent if the Trust or, to the best of the Trust's knowledge, any Affiliate of the Trust becomes a Beneficial Owner of any AMPS. Any AMPS redeemed, purchased or otherwise acquired (i) by the Trust shall not be reissued, except in accordance with the requirements of the Securities Act of 1933, as amended, or (ii) by its Affiliates shall not be transferred (other than to the Trust). The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.6.

      2.7.  Access to and Maintenance of Auction Records.

      The Auction Agent shall afford to the Trust, its agents, independent public accountants and counsel, access at reasonable times during normal business hours to review and make extracts or copies (at the Trust's sole cost and expense) of all books, records, documents and other information concerning the conduct and results of Auctions, provided that any such agent, accountant or counsel shall furnish the Auction Agent with a letter from the Trust requesting that the Auction Agent afford such person access. The Auction Agent shall maintain records relating to any Auction for a period of two years after such Auction (unless requested by the Trust to maintain such records for such longer period not in excess of four years, then for such longer period which shall not be in excess of four years), and such records, in reasonable detail, shall accurately and fairly reflect the actions taken by the Auction Agent hereunder. The Trust agrees to keep confidential any information regarding the customers of any Broker-Dealer received from the Auction Agent in connection with this Agreement or any Auction, and shall not disclose such information or permit the disclosure of such information without the prior written consent of the applicable Broker-Dealer to anyone except such agent, accountant or counsel engaged to audit or review the results of Auctions as permitted by this Section 2.7, provided that the Trust reserves the right to disclose any such information if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to the Trust. Any such agent, accountant or counsel, before having access to such information, shall agree to keep such information confidential and not to disclose such information or permit disclosure of such information without the prior written consent of the applicable Broker-Dealer, provided that such agent, accountant or counsel may reserve the right to disclose any such information if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to such agent, accountant or counsel. The Auction Agent shall have no liability in connection with allowing access to the Trust's books, records, documents and other information pursuant to the terms of this Section
2.7 to the Trust, its agents, independent public accountants and counsel.

III.  THE AUCTION AGENT AS PAYING AGENT.

      3.1.  The Paying Agent.

      The Board of Trustees of the Trust has adopted a resolution appointing The Bank of New York as transfer agent, registrar, dividend disbursing agent and redemption agent for the Trust in connection with the AMPS (in such capacity, the "Paying Agent"). The Paying Agent hereby accepts such appointment and agrees to act in accordance with its standard procedures and the provisions of the Certificate of Designation which are specified herein with respect to the AMPS and as set forth in this Section 3.

      3.2.  The Trust's Notices to the Paying Agent.

      Whenever any AMPS are to be redeemed, the Trust promptly shall deliver to the Paying Agent a Notice of Redemption upon the terms set forth in [Section 4(c)] of the Certificate of Designation, which will be mailed by the Trust to each Holder at least five Business Days prior to the date such Notice of Redemption is required to be mailed pursuant to the Certificate of Designation. The Paying Agent shall have no responsibility to confirm or verify the accuracy of any such Notice.

      3.3.  The Trust to Provide Funds for Dividends and Redemptions.

            (a) Not later than noon on each Dividend Payment Date, the Trust shall deposit with the Paying Agent an aggregate amount of Federal Funds or similar same-day funds equal to the declared dividends to be paid to Holders on such Dividend Payment Date, and shall give the Paying Agent irrevocable instructions to apply such funds to the payment of such dividends on such Dividend Payment Date.

            (b) If the Trust shall give a Notice of Redemption, then by noon of the date fixed for redemption, the Trust shall deposit in trust with the Paying Agent an aggregate amount of Federal Funds or similar same-day funds sufficient to redeem such shares of AMPS called for redemption and shall give the Paying Agent irrevocable instructions and authority to pay the redemption price to the Holders of shares of AMPS called for redemption upon surrender of the certificate or certificates therefor.

      3.4.  Disbursing Dividends and Redemption Price.

      After receipt of the Federal Funds or similar same-day funds and instructions from the Trust described in Sections 3.3(a) and (b) above, the Paying Agent shall pay to the Holders (or former Holders) entitled thereto (i) on each corresponding Dividend Payment Date, dividends on the AMPS and (ii) on any date fixed for redemption, the redemption price of any AMPS called for redemption. The amount of dividends for any Dividend Period to be paid by the Paying Agent to Holders will be determined by the Trust as set forth in Paragraph 2 of the Certificate of Designation. The redemption price to be paid by the Paying Agent to the Holders of any AMPS called for redemption will be determined as set forth in Paragraph 4 of the Certificate of Designation. The Trust shall notify the Paying Agent in writing of a decision to redeem any AMPS on or prior to the date specified in Section 3.2 above, and such notice by the Trust to the Paying Agent shall contain the information required to be stated in a Notice of Redemption required to be mailed by the Trust to such Holders. The Paying Agent shall have no duty to determine the redemption price and may rely conclusively on the amount thereof set forth in a Notice of Redemption.

IV.   THE PAYING AGENT AS TRANSFER AGENT AND REGISTRAR.

      4.1.  Original Issue of Share Certificates.

      On the Date of Original Issue for any AMPS, one certificate for the AMPS shall be issued by the Trust and registered in the name of Cede & Co., as nominee of the Securities Depository, and countersigned by the Paying Agent. The Trust will give the Auction Agent prior written notice and instruction as to the issuance and redemption of AMPS.

      4.2.  Registration of Transfer or Exchange of Shares.

      Except as provided in this Section 4.2, the AMPS shall be registered solely in the name of the Securities Depository or its nominee. If the Securities Depository shall give notice of its intention to resign as such, and if the Trust shall not have selected a substitute Securities Depository acceptable to the Paying Agent prior to such resignation, then upon such resignation, the AMPS, at the Trust's request, may be registered for transfer or exchange, and new certificates thereupon shall be issued in the name of the designated transferee or transferees, upon surrender of the old certificate in form deemed by the Paying Agent properly endorsed for transfer with (a) all necessary endorsers' signatures guaranteed in such manner and form as the Paying Agent may require by a guarantor reasonably believed by the Paying Agent to be responsible, (b) such assurances as the Paying Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and (c) satisfactory evidence of compliance with all applicable laws relating to the collection of taxes in connection with any registration of transfer or exchange or funds necessary for the payment of such taxes.

      4.3.  Removal of Legend.

      Any request for removal of a legend indicating a restriction on transfer from a certificate evidencing AMPS shall be accompanied by an opinion of counsel stating that such legend may be removed and such shares may be transferred free of the restriction described in such legend, said opinion to be delivered under cover of a letter from a Trust Officer authorizing the Paying Agent to remove the legend on the basis of said opinion.

      4.4.  Lost, Stolen or Destroyed Share Certificates.

      The Paying Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed, upon the fulfillment of such requirements as shall be deemed appropriate by the Trust and by the Paying Agent, subject at all times to provisions of law, the By-Laws of the Trust governing such matters and resolutions adopted by the Trust with respect to lost, stolen or destroyed securities. The Paying Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Trust to the Paying Agent to issue a replacement or new certificate pursuant to this Section 4.4 shall be deemed to be a representation and warranty by the Trust to the Paying Agent that such issuance will comply with provisions of applicable law and the By-Laws and resolutions of the Trust.

      4.5.  Disposition of Canceled Certificates; Record Retention.

      The Paying Agent shall retain share certificates which have been canceled in transfer or in exchange and accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission for two calendar years from the date of such cancellation. The Paying Agent, upon written request by the Trust, shall afford to the Trust, its agents and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Trust's sole cost and expense) of such certificates and accompanying documentation. Upon request by the Trust at any time during this two-year period, the Paying Agent shall deliver to the Trust the canceled certificates and accompanying documentation. The Trust, at its expense, shall retain such records for a minimum additional period of four calendar years from the date of delivery of the records to the Trust and shall make such records available during this period at any time, or from time to time, for reasonable periodic, special, or other examinations by representatives of the Securities and Exchange Commission. The Trust also shall undertake to furnish to the Securities and Exchange Commission, upon demand, either at their principal office or at any regional office, complete, correct and current hard copies of any and all such records.

      4.6.  Share Register.

      The Paying Agent shall maintain the share register, which shall contain a list of the Holders, the number of shares held by each Holder and the address of each Holder. The Paying Agent shall record in the share register any change of address of a Holder upon notice by such Holder. In case of any written request or demand for the inspection of the share register or any other books of the Trust in the possession of the Paying Agent, the Paying Agent will notify the Trust and secure instructions as to permitting or refusing such inspection; provided, however, that the Auction Agent reserves the right and is authorized to permit such inspection if (i) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (ii) it is advised by its counsel that its failure to do so would be unlawful or (iii) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

      4.7.  Return of Funds.

      Any funds deposited with the Paying Agent by the Trust for any reason under this Agreement, including for the payment of dividends or the redemption of any AMPS, that remain with the Paying Agent after 12 months shall be repaid to the Trust upon written request by the Trust.

V.    REPRESENTATIONS AND WARRANTIES.

      5.1.  Representations and Warranties of the Trust.

      The Trust represents and warrants to the Auction Agent that:

                  (i) the Trust is a duly organized and validly existing trust in good standing under the laws of The Commonwealth of Massachusetts, and has full power to execute and deliver this Agreement and to authorize, create and issue the AMPS;

                  (ii) the Trust is registered with the Securities and
            Exchange Commission under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified, management investment company;

                  (iii) this Agreement has been duly and validly authorized, executed and delivered by the Trust and constitutes the legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject as to such enforceability to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles;

                  (iv) the forms of the certificates evidencing the AMPS
            comply with all applicable laws of The Commonwealth of Massachusetts;

                  (v) the AMPS have been duly and validly authorized by the
            Trust and, upon completion of the initial sale of the AMPS and receipt of payment therefor, will be validly issued, fully paid and nonassessable;

                  (vi) at the time of the offering of the AMPS, the shares
            offered will be registered under the Securities Act of 1933, as amended, and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of this Agreement or will be required in connection with the issuance of the AMPS, except such action as required by applicable state securities or insurance laws, all of which action will have been taken;

                  (vii) the execution and delivery of this Agreement and the issuance and delivery of the AMPS do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the Declaration of Trust, Certificate of Designation or the By-Laws of the Trust, any law or regulation applicable to the Trust, any order or decree of any court or public authority having jurisdiction over the Trust, or any mortgage, indenture, contract, agreement or undertaking to which the Trust is a party or by which it is bound; and

                  (viii) no taxes are payable upon or in respect of the
            execution of this Agreement or will be payable upon or in respect of the issuance of the AMPS.

      5.2.  Representations and Warranties of the Auction Agent.

      The Auction Agent represents and warrants to the Trust that the Auction Agent is duly organized and is validly existing as a banking corporation in good standing under the laws of the State of New York, and has the corporate power to enter into and perform its obligations under this Agreement.

VI.   THE AUCTION AGENT.

      6.1.  Duties and Responsibilities.

            (a) The Auction Agent is acting solely as agent for the Trust hereunder and owes no fiduciary duties to any Person except as specifically provided by this Agreement. The Auction Agent owes no duties to any person other than the Trust by reason of this Agreement.

            (b) The Auction Agent undertakes to perform such duties and only such duties as are set forth specifically in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

            (c) In the absence of willful misconduct or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. The Auction Agent shall not be liable for any error of judgment made in the absence of willful misconduct unless the Auction Agent shall have been negligent in ascertaining (or failing to ascertain) the pertinent facts.

            (d) The Auction Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires, floods; wars; civil or military disturbances; sabotage; acts of war or terrorism; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes (including, without limitation, strikes or work stoppages); acts of civil or military authority or governmental actions; it being understood that the Auction Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances. In no event shall the Auction Agent be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Auction Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

      6.2.  Rights of the Auction Agent.

            (a) The Auction Agent may conclusively rely upon, and shall be protected in acting or refraining from acting upon, any communication authorized hereby and any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication or by other electronic means acceptable to the parties authorized hereby which the Auction Agent believes in good faith to have been given by the Trust or by a Broker-Dealer. The Auction Agent may record telephone communications with the Trust or with the Broker-Dealers or with both.

            (b) The Auction Agent may consult with counsel of its choice, and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

            (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder. The Auction Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Trust.

            (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

            (e) The Auction Agent shall have no obligation or liability with respect to the registration or exemption therefrom of the AMPS under the federal or state securities laws or with respect to the sufficiency or the conformity of any transfer of the AMPS to the terms of the Auction Agreement, the Broker-Dealer Agreements, the AMPS or any other document contemplated thereby.

      6.3.  Auction Agent's Disclaimer.

      The Auction Agent makes no representation as to the validity or the adequacy of this Agreement, the Broker-Dealer Agreements or the AMPS.

      6.4.  Compensation, Expenses and Indemnification.

            (a) The Trust shall pay to the Auction Agent reasonable compensation for all services rendered by it under this Agreement and under the Broker-Dealer Agreements as shall be agreed by the Auction Agent and the Trust from time to time as shall be set forth in a separate writing signed by the Trust and the Auction Agent, subject to adjustments if the AMPS no longer are held of record by the Securities Depository or its nominee or if there shall be such other change as shall increase materially the Auction Agent's obligations hereunder or under the Broker-Dealer Agreements.

            (b) The Trust shall reimburse the Auction Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the

            Auction Agent in accordance with any provision of this Agreement and of the Broker-Dealer Agreements (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any expense, disbursement or advance attributable to its negligence or willful misconduct.

            (c) The Trust shall indemnify the Auction Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on its part arising out of or in connection with its agency under this Agreement and under the Broker-Dealer Agreements, including the costs and expenses of defending itself against any claim of liability in connection with its exercise or performance of any of its duties hereunder and thereunder, except such as may result from its negligence or willful misconduct.

VII.  MISCELLANEOUS.

      7.1.  Term of Agreement.

            (a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Trust may terminate this Agreement at any time by so notifying the Auction Agent, provided that if any AMPS remain outstanding the Trust shall have entered into an agreement in substantially the form of this Agreement with a successor auction agent. The Auction Agent may terminate this Agreement upon prior notice to the Trust on the date specified in such notice, which date shall be no earlier than 60 days after delivery of such notice. If the Auction Agent resigns while any AMPS remain outstanding, the Trust shall use its best efforts to enter into an agreement with a successor auction agent containing substantially the same terms and conditions as this Agreement.

            (b) Except as otherwise provided in this Section 7.1(b), the respective rights and duties of the Trust and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The Trust's representations, warranties, covenants and obligations to the Auction Agent under Sections 5 and 6.4 hereof shall survive the termination hereof. Upon termination of this Agreement, the Auction Agent shall (i) resign as Auction Agent under the Broker-Dealer Agreements, (ii) at the Trust's request, deliver promptly to the Trust copies of all books and records maintained by it in connection with its duties hereunder, and
            (iii) at the request of the Trust, transfer promptly to the Trust or to any successor auction agent any funds deposited by the Trust with the Auction Agent (whether in its capacity as Auction Agent or as Paying Agent) pursuant to this Agreement which have not been distributed previously by the Auction Agent in accordance with this Agreement.

            (c) If the AMPS shall no longer settle through an electronic book entry system, the Auction Agent (but not necessarily the Paying Agent) shall cease to perform its duties hereunder, and under any Broker-Dealer Agreement.

      7.2.  Communications.

      Except for (i) communications authorized to be made by telephone (or by other electronic means acceptable to the parties) pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party at its address or telecopier number set forth below:

      If to the Trust,            MUNIYIELD PENNSYLVANIA INSURED FUND
      addressed to:               800 Scudders Mill Road
                                  Plainsboro, New Jersey 08536

                                  Attention:  Treasurer
                                  Telephone No.: (609) 282-2800
                                  Telecopier No.: (609) 282-3472

      If to the Auction           The Bank of New York
      Agent, addressed to:        Corporate Trust-Dealing and Trading Group
                                  101 Barclay Street, 7W
                                  New York, New York 10286

                                  Attention: Auction Desk
                                  Telephone No.: (212) 815-3450
                                  Telecopier No.: (212) 815-3440

or such other address or telecopier number as such party hereafter may specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Trust by a Trust Officer and on behalf of the Auction Agent by an Authorized Officer.

      7.3.  Entire Agreement.

      This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties relating to the subject matter hereof, except for agreements relating to the compensation of the Auction Agent.

      7.4.  Benefits.

      Nothing herein, express or implied, shall give to any Person, other than the Trust, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

      7.5.  Amendment; Waiver.

            (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. The Trust shall notify the Auction Agent of any change in the Articles

            Supplementary prior to the effective date of any such change. If any such change in the Articles Supplementary materially increases the Auction Agent's obligations hereunder, the Trust shall obtain the written consent to the Auction Agent prior to the effective date of such change.

            (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

      7.6.  Successors and Assigns.

      This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of the Trust and the Auction Agent. This Agreement may not be assigned by either party hereto absent the prior written consent of the other party, which consent shall not be withheld unreasonably.

      7.7.  Severability.

      If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

      7.8.  Execution in Counterparts.

      This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

      7.9.  Governing Law.

      This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State.

      7.10. Personal Liability.

      The Declaration of Trust organizing MuniYield Pennsylvania Insured Fund, dated August 24, 1992, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name "MuniYield Pennsylvania Insured Fund" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the "Trust Property" only shall be liable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                        MUNIYIELD PENNSYLVANIA INSURED FUND



                                        By:
                                            ---------------------------------
                                              Name:
                                              Title:



                                        THE BANK OF NEW YORK



                                        By:
                                            ---------------------------------

                                              Name:
                                              Title: